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                                                                     EXHIBIT 4.3


                                LETTER AGREEMENT



                                                              ____________, 1996




Cowen and Company
Montgomery Securities
As Representatives of the Several
  Underwriters
c/o Cowen and Company
Financial Square, 30th Floor
New York, NY  10005

Ladies and Gentlemen:

The undersigned, at the date hereof, is the owner of (or has the right to direct the disposition of) ____________ shares (including shares issuable upon the exercise of options or warrants, whether or not presently exercisable) (the "Shares") of common stock, par value $.01 per share (the "Common Stock"), of ChemGenics Pharmaceuticals Inc. (the "Company"). The undersigned understands that the Company has filed a registration statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), for registration of the sale of _________ shares of Common Stock (including shares subject to an over-allotment option). The undersigned further understands that you are contemplating entering into an underwriting agreement (the "Underwriting Agreement") with the Company in connection with the public offering of such shares of Common Stock (the "Offering").

In order to induce the Company and you to enter into the Underwriting Agreement and to proceed with the Offering, the undersigned agrees for the benefit of the Company and you that the undersigned will not, without the prior written consent of Cowen and Company, directly or indirectly, offer, sell, assign, transfer, encumber, contract to sell, grant an option to purchase or otherwise dispose of any shares of Common Stock or securities convertible into or exercisable or exchangeable for Common Stock (including, without limitation, Common Stock of the Company which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations under the Act) during the 180 days following the date on which the price of Common Stock to be purchased by the Underwriters is set.

Further, the undersigned agrees that prior to the effective date of the Registration Statement, the undersigned will not, without the prior written consent of Cowen and Company, offer, sell or grant any option for the sale or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable for any shares of Common Stock, owned by the
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undersigned, either directly or indirectly, without first requiring any such offering or acquiring parties to execute and deliver to you an agreement of substantially the tenor thereof.

Notwithstanding the foregoing, the undersigned may transfer any or all of the Shares either during his or her lifetime or on death by gift, will or intestate succession to his or her immediate family or to a trust the beneficiaries of which are exclusively the undersigned and/or a member or members of his or her immediate family; provided, however, that in any such case it shall be a condition to the transfer that the transferee execute an agreement stating that the transferee is receiving and holding the Shares subject to the provisions of this letter agreement, and there shall be no further transfer of such Shares except in accordance with the letter agreement.

For purposes of this letter agreement, "immediate family" shall mean spouse and lineal descendent, father, mother, brother or sister of the transferor or his spouse.

It is understood that, if the Underwriting Agreement does not become effective, or if the Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Shares, you will release the undersigned from any obligations under the letter agreement.


Sincerely,



_______________________________


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Print Name                                          Date




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